Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300	Louisville, Kentucky 40223	(502) 357.9000	(502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO or Richard A. Schweinhart Executive Vice President and CFO (502) 357-9000

VENTAS TO ACQUIRE SUNRISE SENIOR LIVING REIT

Cdn $2.1 Billion Acquisition Adds 74 New, High-Quality Private Pay Assets in U.S. and Canada

Growth Profile of Ventas Enhanced Through Development Pipeline and Exclusive Right of First Offer on Sunrise Assets in Canada and Portions of U.S.

LOUISVILLE, KY (January 15, 2007) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) announced today that it has reached a definitive agreement with Sunrise Senior Living REIT (TSE: SZR.UN) (“Sunrise REIT”) to acquire its interest in 74 high-quality private pay assisted living communities in the U.S. and Canada and the exclusive right of first offer to acquire other newly developed assets in Canada and portions of the U.S. for Cdn $15.00 per unit, for a total value including debt of Cdn $2.1 billion (or approximately USD $1.8 billion at current exchange rates). The 74 communities are located in demographically desirable metropolitan areas of 17 states and two Canadian provinces. Ventas also expects to acquire for a fixed price five communities in the U.S. and Canada that are currently under development (the “Five Development Properties”).

The acquired assets are high-quality new communities, almost all of which were developed by Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”) in its recognizable and award-winning “Sunrise Mansion” style. Sunrise is the manager of all of the properties under the existing long-term management contracts, which will remain in place, and is a minority joint venture partner in 56 of the communities.

“This transaction will add 74 exceptional private pay assets to our diverse high-quality portfolio and is expected to increase our revenue from private pay assets to approximately two-thirds of our total revenue. The acquired assets are all new assisted living communities located in large metropolitan areas, with high barriers to entry, and extraordinary growth prospects. We welcome the opportunity to establish a new, important relationship with Sunrise, the world’s premier manager of senior living residences,” Ventas Chairman, CEO and President Debra A. Cafaro said. “This transaction will broaden our footprint in North America with entry into the

- MORE -

Ventas to Acquire Sunrise Senior Living REIT

January 15, 2007

Canadian seniors housing market. With the exclusive right of first offer on additional Sunrise-developed assets in Canada and portions of the U.S., we believe that this transaction will position Ventas for long-term growth and add a new dimension to our diversification program.”

“We are moving from one excellent capital partner in the Sunrise REIT to another in Ventas,” said Thomas Newell, Sunrise’s President. “We are growing rapidly because we see tremendous growth in demand for our resident-centered senior living services. We believe the new Ventas relationship provides a great new partner to help us meet the needs of more seniors.”

Of the 74 acquired communities, 63 are located in the U.S., clustered in metropolitan areas of California, Illinois, New Jersey, Pennsylvania, New York and Colorado, and 11 are located in the Canadian provinces of Ontario and British Columbia. Three of those assets are currently in lease-up.

Four of the Five Development Properties that Ventas expects to acquire are in the U.S. and one is in Ontario. Two communities, located in Staten Island, New York and Sandy, Utah, opened in late 2006; two communities are expected to open in early to mid-2007; and the Ontario community, which is principally a 229-suite independent living community, is expected to open by 2008.

In 2007, total revenue from the 74 acquired communities should approximate USD $387 million, and net operating income (NOI) should approximate USD $132 million, using current exchange rates. Because Sunrise is a minority joint venture partner in some of the assets, Ventas’s share of the total expected revenue and NOI is approximately 85 percent.

The transaction is expected to be initially five to seven cents dilutive to the Company’s normalized Funds from Operations (FFO) per share in 2007, and is expected to be break even to the Company’s normalized FFO per share in 2008, in each case excluding development properties. The Company expects the transaction to increase Ventas’s internal growth rate due to the attractiveness of the assets coupled with the positive fundamentals in the seniors housing market.

BENEFITS OF TRANSACTION

•	Significant diversification by tenant and by asset class. With the close of this transaction, annualized REIT revenues from Kindred Healthcare, Inc. (NYSE: KND) should represent approximately 30 percent of Ventas’s run rate total revenue and annualized revenue from private pay assets in the Company’s portfolio should represent approximately 67 percent of the Company’s run rate total revenue.

•	Upon completion of the transaction, Ventas will own over 525 assets in 43 states and two Canadian provinces.

•	The 74 acquired communities include approximately 6,000 suites and capacity for over 7,000 residents. Ventas will acquire a 100 percent interest in 18 communities that are wholly owned by Sunrise REIT, and between a 75 to 85 percent interest in 56 communities.

- MORE -

Ventas to Acquire Sunrise Senior Living REIT

January 15, 2007

•	The average age of the portfolio is seven years, including the 74 acquired communities and Five Development Properties.

•	The transaction brings added geographic diversification to the Ventas portfolio and international expansion into Canada.

•	The acquired communities enjoy (excluding lease-up properties) strong occupancies of 94 percent and compelling margins, due to Sunrise’s brand and standardized operating model, the high quality of the assets and the excellent location of the communities.

•	An initial NOI yield to Ventas of approximately 6.2 percent and excellent prospects for growth in the existing portfolio.

•	An exclusive right of first offer to acquire additional assets developed by Sunrise in Canada and limited right to acquire certain Sunrise developed assets in the U.S.

•	Ventas will enjoy an important new relationship with Sunrise, one of the world’s premier providers of senior living services. Through minority partnership interests in 56 of the acquired communities, and an incentive management fee structure at all the assets, Sunrise is invested in the long-term success of the communities.

•	Ventas will enjoy true economic benefits from the projected growth in the portfolio, through use of its taxable REIT subsidiary.

“The Sunrise REIT communities are desired for their exceptional care and resident-centered services, as well as outstanding architectural and interior design. We believe these communities will continue to be highly successful,” Cafaro added.

Completion of the transaction will be subject to satisfaction of customary closing conditions, including approval by the unitholders of Sunrise REIT. Ventas expects the acquisition to be completed early in the second quarter of 2007, although there can be no assurance that the transaction will close or, if it does, when the closing will occur.

Merrill Lynch & Co. acted as the Company’s exclusive financial advisor and delivered a fairness opinion to its Board of Directors. Interim financing for the acquisition will be provided by Merrill Lynch. Wachtell, Lipton, Rosen & Katz and Osler, Hoskin & Harcourt acted as legal advisors to Ventas.

CONFERENCE CALL TUESDAY AT 9:00 A.M. (E.T.)

Ventas will hold a conference call to discuss this press release on Tuesday, January 16, 2007, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com. A replay of the web cast will be available at approximately 11:00 a.m. Eastern Time on January 16 and will be archived for thirty (30) days.

Ventas, Inc. is a leading healthcare real estate investment trust. Its diverse portfolio of properties located in 43 states includes independent and assisted living facilities, skilled nursing

- MORE -

Ventas to Acquire Sunrise Senior Living REIT

January 15, 2007

facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at http://www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, including without limitation Kindred’s willingness to renew any or all of its bundles of leased properties expiring in 2008, and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the proposed acquisition of Sunrise Senior Living REIT, including the Company’s ability to successfully complete the transaction on the contemplated terms and to timely and fully realize the expected revenues and cost savings therefrom; (q) the movement of U.S. and Canadian exchange rates; (r) year-over-year changes in the Consumer Price Index and the effect of such changes on the rent escalator for Master Lease 2 with Kindred and the Company’s earnings; and (s) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

- END -